Exhibit 19

GENESCO INC.

INSIDER TRADING AND CONFIDENTIALITY POLICY

The Board of Directors (the “Board”) of Genesco Inc. (the “Company”), has adopted the following policy and procedures with regard to Insider Trading and Confidentiality (the “Policy”). The Board will review and may amend this Policy from time to time. Except as expressly provided herein, this Policy supersedes any previous Company policy concerning insider trading restrictions applicable to Company directors, director nominees, officers and employees.

Purpose

This Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. The Board has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all directors, director nominees, officers and employees of the Company and its subsidiaries (each, a “Covered Person”). The Company may also determine that other persons should be subject to this Policy. This Policy also applies to (i) the Company and (ii) family members, other members of a person’s household and entities controlled by a Covered Person by this Policy, as described below.

This Policy is in addition to the provisions dealing with anti-hedging in the Company’s Anti-Hedging Policy for Directors and Officers.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock, restricted stock units or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Gifts or charitable contributions of Company Securities may be made only in accordance with this Policy, including the restrictions and procedures outlined under the heading “Additional Procedures.” In certain situations, this Policy applies to transactions in the securities of other companies in which Covered Persons may possess material, nonpublic information, as further described under the heading “Statement of the Policy.”

Individual Responsibility

Covered Persons have ethical and legal obligations to maintain the confidentiality of competitive and other sensitive information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that such individual complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other person subject to this Policy pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The General Counsel of the Company shall serve as the Compliance Officer for the purposes of this Policy, and in the General Counsel’s absence, the Chief Financial Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no Covered Person (or any other person or entity designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:

1.
engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.
recommend the purchase or sale of any Company Securities to anyone who may trade in the Company Securities;
3.
disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons or entities, including, without limitation, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person (or any other person or entity designated as subject to this Policy) who, in the course of working for, or providing services to, the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may (i) trade in that company’s securities until such information becomes public or is no longer material or (ii) disclose such information to another person who may purchase or sell the relevant securities.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be reasonably expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

·
projections of future earnings or losses, or other earnings guidance;
·
changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
·
a pending or proposed merger, acquisition or tender offer;
·
a pending or proposed acquisition or disposition of a significant asset;
·
a pending or proposed joint venture;
·
a Company restructuring;
·
significant related party transactions;
·
a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
·
bank borrowings or other financing transactions out of the ordinary course;
·
the establishment of a repurchase program for Company Securities;
·
a change in the Company’s pricing or cost structure;
·
major marketing changes;
·
a change in management;
·
a significant cybersecurity incident against the Company or the Company’s third-party vendors’ information systems;
·
a change in auditors or notification that the auditor’s reports may no longer be relied upon;
·
development of a significant new product, process or service;
·
pending or threatened significant litigation, or the resolution of such litigation;
·
impending bankruptcy or the existence of severe liquidity problems;
·
the gain or loss of a significant customer or supplier; and
·
the imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”), that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s directors, or officers or employees, or if it is only available to a select group of analysts, brokers or institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the information is released. If, for example, the Company were to make an announcement before the market opens on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

·
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock or stock acquired on the lapse of restrictions.

·
Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
·
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in an employee stock purchase plan resulting from your periodic contribution of money to such plan pursuant to the election you made at the time of your enrollment in such plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to an employee stock purchase plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in an employee stock purchase plan for any enrollment period and to your sales of Company Securities purchased pursuant to the plan.
·
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale

Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions or should otherwise consider the Company’s preferences as described below:

·
Short-Term Trading. Short-term trading of Company Securities may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives and may violate the SEC’s short-swing profits rules. For these reasons, any person subject to this Policy who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
·
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and executive officers from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the Company’s Anti-Hedging Policy for Directors and Officers.)
·
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person or entity subject to this Policy is trading based on material nonpublic information and focus such person or entity’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the Company’s Anti-Hedging Policy for Directors and Officers.)
·
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan without the prior written consent of the Compliance Officer. Any Covered Person who wishes to pledge Company Securities as collateral for a loan must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the Company’s Anti-Hedging Policy for Directors and Officers.)
·
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person or entity subject to this Policy is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person or entity subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. The persons designated by the Compliance Officer as being subject to these procedures, including the Company, all directors and officers, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted in writing or via e-mail to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then that person should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether the requestor may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether the requestor has effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file Form 144, if necessary, at the time of any sale.

Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning the first day of each fiscal quarter and ending on the second full trading day following the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the business day following two full trading days after public release of the Company’s quarterly earnings and ending on the last day of that fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few Covered Persons. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement or pre-clearance, the quarterly trading restrictions and the event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5 under the Exchange Act. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved in advance by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Individual Rule 10b5-1 Trading Plan Guidelines attached to this Policy as Appendix A. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not (i) exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade or (ii) execute any trades under the Plan until the expiration of the applicable cooling-off period. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when that individual’s service ends, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination or conclusion of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, a failure to comply with this Policy by a person subject to this Policy may subject such person to Company imposed sanctions, the removal of such person from such person’s position or positions with the Company or legal action against such person, whether or not such failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Confidentiality

All internal information concerning the Company and any other corporation or business about which persons or entities subject to this Policy may obtain information in the course of their duties with the Company, including, but not limited to, any competitively sensitive and other proprietary or sensitive information, must be kept strictly confidential and should not be discussed with any person inside or outside of the Company, except to the extent necessary to perform duties for the Company, nor should such information be discussed with any person within the Company under circumstances where it could be overheard. Written information and communications should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of such information could result in serious consequences to the Company, whether or not such disclosure is made for the purpose of facilitating improper trading in securities of the Company or such other corporation or business.

In addition to other circumstances in which it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, financial analysts, shareholders or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, persons or entities subject to this Policy must not respond to such inquiries unless expressly authorized to do so.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, Scott Becker, who can be reached by telephone at (615) 367-7531 or by e-mail at sbecker@genesco.com.

Appendix A

Genesco Inc.

Individual Rule 10b5-1 Trading Plan Guidelines

The Securities and Exchange Commission enacted Rule 10b5-1 (the “Rule”) to give directors, officers, employees and others who were often in possession of material, nonpublic information (“Insiders”) greater clarity and flexibility with respect to engaging in transactions in their company’s stock. If Insiders follow the requirements of the Rule, they have an affirmative defense from insider trading liability for trades made under an effective written plan for trading securities (commonly referred to as a Rule 10b5-1 Plan). In each case, Insiders must act in good faith with respect to the Plan and not as part of a scheme to evade the prohibitions against unlawful insider trading.

As set forth in the Genesco Inc. Insider Trading and Confidentiality Policy (the “Policy”), Genesco Inc. (the “Company”) permits its Insiders to purchase or sell shares of Company common stock pursuant to a Rule 10b5-1 plan (a “Plan”) under certain circumstances. The office of the General Counsel has set forth the following guidelines (the “Guidelines”) to provide Insiders with clarity as to what parameters must be followed in order to adopt a Plan that is compliant with the Policy. These Guidelines are in addition to, and not in lieu of, the requirements and conditions of the Policy and the Rule. Any questions regarding the Guidelines should be directed to the Compliance Officer (as defined in the Policy).

1.
Pre-Clearance. All Plans must be submitted in writing and pre-cleared by the Compliance Officer at least five (5) business days prior to the entry into the Plan. The Company reserves the right to withhold pre-clearance of any Plan that the Company determines is not consistent with the Rule. Notwithstanding any pre-clearance of a Plan, the Company assumes no liability for the consequences of any transaction made pursuant to such Plan. Insiders who are directors and/or executive officers are reminded of their obligations under the Company’s share ownership guidelines and shall ensure they remain in compliance with such guidelines after giving effect to the proposed Plan.
2.
Plan Adoption. All Plans must be entered into during an open trading window (or a “Window Period”) and when the Insider is not in possession of any material, nonpublic information.
3.
Plan Format. All Plans must be in writing and must not allow the Insider to exercise any subsequent influence over how, when or whether to effect trades in Company securities under the Plan. Additionally, Plans must (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates or (c) delegate discretion on those matters to an independent third party.
4.
Cooling-Off Period. After the adoption of a Plan, no trades may be commenced under the Plan until the expiration of an applicable cooling-off period:
a.
If the Insider is a Company director or officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (a “Section 16 Person”)), the Plan must not permit any trades to occur until the later of (a) 90 days following adoption or modification of the Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption or modification of the Plan).
b.
If the Insider is not a Section 16 Person (but is also not the Company), the Plan must not permit any trades to occur until 30 days after the adoption or modification of such Plan.
5.
Multiple Plans. Pursuant to the Rule, a person may only rely on the affirmative defense for a “single-trade plan” once during any consecutive 12-month period. A single-trade plan is a Plan designed to effect the purchase or sale of the total amount of the securities subject to the plan as a single transaction. Further, only one Plan may be in effect at any time, unless one of three exemptions is met, which are:
a.
A person may enter into more than one Plan with different broker-dealers or other agents and treat the Plans as a single Plan so long as, when taken as a whole, the “plan” complies with all of the Rule’s requirements;
b.
A person may adopt one later-commencing Plan so long as trading under the later-commencing Plan is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expire without execution. If the earlier-commencing Plan is terminated earlier, the later-commencing Plan must have a cooling-off period that starts when the first Plan terminates; or
c.
A person may have an additional Plan set up solely to sell securities as necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, otherwise known as “sell-to-cover” transactions.
6.
Trades Outside of the Plan. Once a Plan is established, Insiders may transact in securities that are not subject to the currently existing Plan. Such transactions continue to require pre-clearance and be subject to the Policy. Under no circumstances will opposite-way open market transactions be permitted within a six-month period.
7.
Plan Duration. The minimum duration of a Plan is six months and the maximum duration is two years.
8.
Certification. When entering into a Plan, an Insider must certify that at the time of adoption of the Plan that the Insider: (1) is not aware of any material, non-public information; and (2) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.
9.
Modifications. Unless otherwise approved in advance by the Compliance Officer, Plan modifications are prohibited. As provided in the Rule, any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a Plan is a termination of such Plan and the adoption of a new Plan, and the modifying Insider will be subject to the applicable cooling-off period, as noted above in Section 4. In addition, a Plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such Plan and the adoption of a new Plan.
10.
Early Terminations. The early termination of a Plan could affect the availability of the Rule’s affirmative defense for prior Plan transactions if it calls into question whether the Insider is acting in good faith with respect to the Plan and whether the Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event an Insider determines to terminate a Plan early, every effort should be taken to terminate the Plan during an open window. Early termination of a Plan during a blackout (or quiet) period requires extenuating circumstances and is subject to pre-clearance by the Compliance Officer. In the event an Insider early terminates the Insider’s Plan (whether during an open window or a blackout period), such Insider (i) will be subject to the applicable cooling-off period for a subsequent Plan, as noted above in Section 4, beginning when the first Plan is terminated, and (ii) may be (A) prohibited from adopting future Plans, (B) prohibited from transacting in securities outside of a Plan, or (C) subject to other restrictions at the sole discretion of the Compliance Officer.
11.
Brokers and Broker Reporting. Each Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under a Plan, but in any event, such detail shall be provided no later than one business day after the execution date.
12.
Public Disclosure of Plan Transactions. If applicable, transactions executed pursuant to a Plan will be indicated as such on the Insider’s Form 4. In addition, the Company is required to disclose in its periodic reports (i.e., 10-Qs and 10-Ks) the adoption or termination of a Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of such a Plan, other than terms with respect to price.
13.
Securities Laws. A Plan does not relieve Insiders from their obligations to comply with the requirements of applicable securities laws. You will need to coordinate with your broker and the Company to ensure that all of these requirements are satisfied and that all required notices and reports are timely and accurately filed.

Adopted: February 6, 2025